[Logo] NEES

                                                                   NATIONAL GRID
                                                                       [Logo]

                                               March 18, 1999

Thomas B. Getz
Executive Director and Secretary
New Hampshire Public Utilities Commission
Concord, New Hampshire  03301

      Re:   National Grid/New England Electric System Merger:
            Representation of No Adverse Effect Pursuant to RSA 369:8, II

Dear Mr. Getz:

      Enclosed please find an original and eight copies of the affidavit of Lawrence J. Reilly, President of Granite State Electric Company ("Granite State"), pursuant to RSA 369:8, II, representing on behalf of Granite State that the proposed merger between Granite State's parent company, New England Electric System ("NEES"), with The National Grid Group plc ("National Grid") will have no adverse effect upon Granite State. Specifically, Mr. Reilly states that the merger will not adversely affect Granite State's rates, terms, service or operations, nor affect the Commission's authority to regulate Granite State and protect its customers. Peter G. Flynn, President of New England Power Company ("NEP"), submits a similar affidavit for that company. Although NEP's rates, terms, service and operations are subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC"), NEP is a public utility operating in New Hampshire and subject to the Commission's authority with respect to financing approvals. The affidavits of Messrs. Reilly and Flynn are supported by supplemental materials included herewith, including the testimony of Michael E. Jesanis, Chief Financial Officer of NEES, Roger Urwin, Transmission Managing Director for National Grid, and Mr. Flynn.

      On December 14, 1998, NEES announced its agreement to merge with National Grid. NEES is a registered utility holding company organized under Massachusetts law and subject to the authority of the Securities and Exchange Commission ("SEC") under the Public Utility

Thomas B. Getz
March 18, 1999
Page 2

Holding Company Act of 1935 ("Holding Company Act"); and National Grid is a holding company incorporated in England and Wales. Under the agreement, National Grid would acquire all of the common shares of NEES for $53.75 per share subject to adjustment for the date of closing; and NEES would merge with a National Grid subsidiary established for the purpose of effectuating the merger, with NEES being the surviving entity, wholly-owned by National Grid. The acquisition affects only the ownership of NEES stock, and would have no effect on the ownership or outstanding financial obligations of NEES' operating company affiliates, including Granite State or NEP. Because the merger involves only the acquisition of NEES stock, RSA 369:8, II provides for streamlined treatment upon the submission by Granite State and NEP to the Commission of a written representation at least 30 days prior to the closing of the merger that "the transaction will not adversely affect the rates, terms, service, or operation of [Granite State or NEP]."

      As set forth in the affidavit of Mr. Reilly, the proposed merger agreement will in no way adversely affect Granite State, nor affect the Commission's jurisdiction or authority with respect to the rates and service provided by Granite State. The Commission will continue to have full jurisdiction over Granite State's rates (RSA 374:2, 374:3 and 378:7); its financings will still be subject to Commission approval (RSA 369:1 and 369:7); affiliate transactions will be subject to Commission jurisdiction (RSA 366:3 and 374-F:3, IV); and the Commission retains its general authority over Granite State with the ability to make all inquiries needed to assure itself that the service provided is reasonably safe and adequate, and in all other respects just and reasonable (RSA 374:1 and 374:2).

      Similarly, as Mr. Flynn's affidavit indicates, the merger will not affect the Commission's authority with respect to NEP. Although the rates, terms, service and operations of NEP are subject to the plenary authority of the FERC, the Commission's existing authority over NEP's financings is in no way altered by the merger. Furthermore, as Mr. Flynn explains in his prepared testimony, under FERC's merger policy, the merger may not adversely affect competition, subject customers to increased rates, nor impair the effectiveness of state or federal regulation. Thus it is clear that NEP's rates, terms, service and operations will not be adversely affected by the merger.

      The foregoing facts also facilitate a certification that has been requested by the SEC. As explained in the filing, the transaction is subject to formal regulatory review by the SEC. An essential element in the SEC's analysis will be certifications from the relevant state regulatory commissions, including this Commission, regarding each commission's jurisdiction and resources over the retail operating companies in its respective state. Specifically, the SEC will want this Commission to certify that it has the authority and resources to protect Granite State's ratepayers,

Thomas B. Getz
March 18, 1999
Page 3

including in particular, with respect to matters such as rates, financings, affiliate transactions, and financial integrity, and that the Commission intends to exercise its authority. Thus, the commitments in Mr. Reilly's testimony and the facts presented by this transaction should allow the Commission to make the certification requested by the SEC. To eliminate any concerns the Commission may have with regard to the acquisition premium and its allocation, we agree that neither the above requested certification to the SEC, nor the approval of the merger by the SEC under the Holding Company Act and any allocation of the acquisition premium to Granite State resulting from SEC's approval of the merger will have any pre-emptive effect on the Commission's consideration of the amounts, if any, of the acquisition premium it will allow in rates in any future proceeding by Granite State. As a result, for ratemaking purposes, the Commission will have complete authority to establish the appropriate allocation of the acquisition premium to Granite State and the amount of the recovery of that premium in Granite State's rates.1/

      In addition to the foregoing commitments and representations of no adverse effect, the materials which supplement the affidavits of Messrs. Reilly and Flynn support the conclusion that the proposed merger agreement is consistent with the Commission's public interest standard governing mergers, and will in fact produce substantial benefits for New Hampshire customers. Accordingly, we respectfully request that the Commission accept the representations of no adverse effect pursuant to RSA 369:8, II; and with respect to Granite State, advise the SEC that the Commission has determined that it has the authority and resources to protect retail customers, including with respect to matters such as rates, financings, affiliate transactions and the financial

--------
      1/A simple example will illustrate the effect of this commitment. If Granite State were allocated $100 of acquisition premium following this transaction, the Commission would be free to disallow its recovery either on the grounds that the $100 was not reasonably allocated to Granite State or that Granite State had not demonstrated sufficient offsetting savings to warrant recovery. Thus, the Commission would have the authority to limit Granite State's recovery of the acquisition premium to $80 if the Commission determined $80 was a reasonable allocation, even if Granite State had demonstrated that $150 of savings had been produced by the transaction. Likewise, as Mr. Flynn points out, NEP has committed at the FERC to hold customers harmless from any acquisition premium or transaction costs associated with the merger; and NEP would seek recovery of any such costs only to the extent of demonstrated savings, and only to the extent such recovery was allowed by the FERC.

Thomas B. Getz
March 18, 1999
Page 4

integrity of Granite State, and that it intends to exercise that authority after the merger. Thank you for your attention to our filing.

                                      Sincerely,

                                      Thomas G. Robinson
                                      Carlos A. Gavilondo
                                      Attorneys for New England Electric System
                                      25 Research Drive
                                      Westborough, MA  01582

                                      Paul K. Connolly, Jr.
                                      Attorney for The National Grid Group, plc
                                      LeBoeuf, Lamb, Greene & MacRae
                                      260 Franklin Street
                                      Boston, MA  02110

cc:   Michael W. Holmes

The name "New England Electric System" means the trustee or trustees for the time being (as trustee but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New

Thomas B. Getz
March 18, 1999
Page 5

England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                             STATE OF NEW HAMPSHIRE

                                   BEFORE THE

                           PUBLIC UTILITIES COMMISSION

-----------------------------------------
New England Electric System and          )
The National Grid Group, plc: Merger:    )
Representation of No Adverse Effect      )
Pursuant to RSA 369:8, II                )
-----------------------------------------

                         AFFIDAVIT OF LAWRENCE J. REILLY

      I, Lawrence J. Reilly, declare:

1. My name is Lawrence J. Reilly. I am President, Chief Executive Officer, and a Director of Granite State Electric Company (Granite State). My business address is 55 Bearfoot Road, Northborough, Massachusetts 01532.

2. I have been asked by counsel to make the certain representations relating to the proposed merger between New England Electric System (NEES) and The National Grid Group, plc (National Grid) in accordance with the New Hampshire law governing mergers and acquisitions involving parent companies of public utilities regulated by the Commission, RSA 369:8, II. That statute provides:

            To the extent that the approval of the commission is required by any other statute for any corporate restructuring, merger, acquisition, financing, change in long-term or short-term indebtedness, or issuance of stock involving parent companies of public utilities regulated by the commission, the approval of the commission shall not be required if the public utility represents to the commission in writing no less than 30 days prior to the anticipated completion of the transaction that the transaction will not adversely affect the rates, terms, service, or operation of the public utility within the state.

3. In making this representation, I have reviewed and relied upon the filing letter, testimony, and exhibits accompanying this affidavit and representations therein.

4. As described in the testimony and exhibits of Mr. Michael E. Jesanis, National Grid and NEES announced their agreement to merge on December 14, 1998. Under the agreement, NEES will merge with NGG Holdings LLC, with NEES being the surviving entity, wholly-owned by National Grid. National Grid will register as a holding company under the Public Utility Holding Company Act of 1935 (Holding Company Act), and all intermediate entities between National Grid and NEES will be wholly owned, directly or indirectly, by National Grid, and will be subject to comprehensive regulation by the Securities and Exchange Commission (SEC) under the Holding Company Act. The corporate structure of NEES' operating subsidiaries including New England Power Company (NEP), Granite State, Massachusetts Electric Company, Nantucket Electric Company, and The Narragansett Electric Company, and their service company affiliate, New England Power Service Company, will not be affected by the merger.

5. In order to show that "the transaction will not adversely affect the rates, terms, service, or operation of [Granite State]" as required by RSA 3 69:8, II, Granite State makes the following representations and commitments:

      a. Granite State's retail delivery rates will continue to be subject to plenary jurisdiction of the Commission. The transaction will not affect the corporate organization of NEES's operating companies, including Granite State. Thus, the

            Commission will continue after the transaction to have the same authority over Granite State's rates, terms, service, and operations as it did before the transaction.

      b. For accounting purposes, Granite State may be allocated a portion of the acquisition premium and transaction costs associated with the transaction. Allocation of the acquisition premium and transaction costs will not adversely affect the rates, terms, service, and operations of Granite State, because:

            i. The acquisition premium and the transaction costs will be recorded in below-the-line accounts and will not be reflected in Granite State rates absent express authorization of the Commission. Granite State will not seek recovery in rates of the acquisition premium and transaction costs absent a showing of offsetting savings and benefits to its customers.

            ii. In the event that Granite State should seek rate recovery of the acquisition premium and transaction costs, Granite State agrees to waive any and all claims that the Commission's authority to review the allocation of the acquisition premium and transaction costs is preempted by the SEC's review of the allocation of these costs. Accordingly, the Commission will have complete authority to evaluate the reasonableness of the amount and the allocation of the acquisition premium and transaction costs to Granite State, as well as and the amount of the savings or other benefits to Granite State and its customers resulting from the transaction in accordance with New Hampshire law and Commission precedent.

      c. As explained in the accompanying filing letter, Granite State's financing and affiliate transactions will continue to be subject to the Commission's authority pursuant to state law. In addition, the Commission retains its general authority over Granite

            State with the ability to make all inquiries needed to assure itself that the service provided is safe and adequate and is in all other respects just and reasonable.

6. For the reasons set forth in the accompanying filing, the transaction is expected to provide significant benefits to Granite State's customers by making additional financial and technical resources available to Granite State, providing practical experience and expertise in the operation of transmission systems in competitive markets for electricity supplies, and creating the financial scale that will assist in operating transmission and distribution businesses efficiently in today's restructured electric industry.

7. As set forth in the filing letter, the SEC as part of its review of the transaction is expected to request a certification from this Commission that this Commission has the authority and resources to protect Granite State's ratepayers and that the Commission intends to exercise its authority. The representations and commitments in Paragraph 5 of this affidavit provide the basis for that certification in addition to the assurances required under New Hampshire law that the transaction will not adversely affect the rates, terms, service or operation of Granite State.

8. For the reasons stated in the filing and this affidavit, Granite State requests that the Commission:

      a. Accept this representation pursuant to RSA 369:8, II that the transaction will not adversely affect the rates, terms, service, or operation of Granite State; and

      b. Certify to the SEC that this Commission has the authority and resources to protect Granite State's customers, including in particular, with respect to matters such as rates, financings, affiliate transactions and financial integrity, and that the

            Commission intends to continue to exercise that authority following the closing of the transaction.


I declare under penalty of perjury that the foregoing is true and correct.


                                           -------------------------------
                                           Lawrence J. Reilly
                                           President and Chief Executive Officer
                                           Granite State Electric Company

Subscribed and signed before me:


                                           -------------------------------
                                           Notary Public
                                           My Commission Expires:

Dated: ___________________

                             STATE OF NEW HAMPSHIRE
                                   BEFORE THE
                           PUBLIC UTILITIES COMMISSION

--------------------------------------
New England Electric System and       )
The National Grid Group, plc: Merger: )
Representation of No Adverse Effect   )
Pursuant to RSA 369:8, II             )
--------------------------------------


                           AFFIDAVIT OF PETER G. FLYNN

      I, Peter G. Flynn, declare:

1. My name is Peter G. Flynn. I am President and a Director of New England Power Company (NEP). My business address is 25 Research Drive, Westborough, Massachusetts 01532.

2. I have been asked by counsel to make the certain representations relating to the proposed merger between New England Electric System (NEES) and The National Grid Group, plc (National Grid) in accordance with the New Hampshire law governing mergers and acquisitions involving parent companies of public utilities regulated by the Commission, RSA 369:8, II. That statute provides:

            To the extent that the approval of the commission is required by any other statute for any corporate restructuring, merger, acquisition, financing, change in long-term or short-term indebtedness, or issuance of stock involving parent companies of public utilities regulated by the commission, the approval of the commission shall not be required if the public utility represents to the commission in writing no less than 30 days prior to the anticipated completion of the transaction that the transaction will not adversely affect the rates, terms, service, or operation of the public utility within the state.

3. In making this representation, I have reviewed and relied upon the filing letter, testimony, and exhibits accompanying this affidavit and representations therein. In addition, NEP and its affiliates have made a joint application to the Federal Energy Regulatory Commission (FERC) for approval of the transaction under ss.203 of the Federal Power Act, which I have also relied upon, and which is included as part of this filing.

4. As described in the testimony and exhibits of Mr. Michael E. Jesanis, National Grid and NEES announced their agreement to merge on December 14, 1998. Under the agreement, NEES will merge with NGG Holdings LLC, with NEES being the surviving entity, wholly-owned by National Grid. National Grid will register as a holding company under the Public Utility Holding Company Act of 1935 (Holding Company Act), and all intermediate entities between National Grid and NEES will be wholly owned, directly or indirectly, by National Grid, and will be subject to comprehensive regulation by the Securities and Exchange Commission (SEC) under the Holding Company Act. The corporate structure of NEES' operating subsidiaries including NEP, Granite State, Massachusetts Electric Company, Nantucket Electric Company, and The Narragansett Electric Company, and their service company affiliate, New England Power Service Company, will not be affected by the merger.

5. In order to show that "the transaction will not adversely affect the rates, terms, service, or operation of [NEP]," NEP makes the following representations and commitments:

      a. NEP's transmission rates are now and will continue to be subject to plenary jurisdiction of the FERC. The transaction will not affect the corporate organization of the NEES operating companies, including NEP. Thus, the FERC will continue after the transaction to have the same authority over NEP's rates, terms, service, and operations as it did before the transaction.

      b. For accounting purposes, NEP may be allocated a portion of the acquisition premium and transaction costs associated with the transaction. Allocation of the acquisition premium and transaction costs will not adversely affect the rates, terms, service, and operations of NEP, because the acquisition premium and the transaction costs will be recorded in below-the-line accounts and will not be reflected in NEP rates absent express authorization of the FERC. NEP will not seek recovery in rates of the acquisition premium and transaction costs absent a showing of offsetting savings and benefits to its customers.

      c. NEP's financings will continue to be subject to this Commission's authority pursuant to state law. NEP's affiliate transactions will be subject to FERC's jurisdiction as set forth in the ss.203 application. In addition, FERC retains its general authority over NEP with the ability to make all inquiries needed to assure itself that the service provided is reasonably safe and adequate and is in all other respects just and reasonable.

      d. The foregoing commitments are consistent with the FERC's merger policy, which provides that the merger may not adversely affect competition, rates, or the effectiveness of state or federal regulation.

6. For the reasons set forth in the accompanying filing, the transaction is expected to provide significant benefits to NEP's customers, including Granite State, by making additional financial and technical resources available to NEP, providing practical experience and expertise in the operation of transmission systems in competitive markets for electricity supplies, and creating the financial scale that will assist NEP in operating a transmission business efficiently in today's restructured electric industry.

7. For the reasons stated in the filing and this affidavit, NEP requests that the Commission:

      Accept this representation pursuant to RSA 369:8, II that the transaction will not adversely affect the rates, terms, service, or operation of NEP.


I declare under penalty of perjury that the foregoing is true and correct.



                                           -----------------------------
                                           Peter G. Flynn
                                           President
                                           New England Power Company

Subscribed and signed before me:


                                           -----------------------------
                                           Notary Public
                                           My Commission Expires:

Dated: ___________________



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